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                                                                EXHIBIT 11.1

               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)


                                                      Year Ended March 31,
                                                -------------------------------
                                                    1996                1995
                                                -------------------------------
Weighted Average Common and
  Common Equivalent Shares:

Weighted Average Common Stock
    Outstanding During the Period (2)            80,269,624          65,653,022

Weighted Average Common
    Equivalent Shares                             6,166,624           7,407,784

Dilutive Effect of Common and Common
  Equivalent Shares Issued Subsequent
    to April 7, 1994 (3)                             --                 420,684
                                                -------------------------------
                                                 86,432,248          73,481,490
                                                ===============================
Net income                                      $ 9,737,000         $12,860,000
                                                ===============================
Net income per common share                     $      0.11         $      0.18
                                                ===============================
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(1) Fully diluted net income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.

(2) Outstanding shares of FORE Series A redeemable convertible preferred stock which were issued in 1992 and which converted into common stock upon consummation of the offering in May 1994, are treated as if converted into common stock upon consummation of the offering, are treated as if converted into common stock as of March 31, 1993.

(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, certain common and common equivalent shares issued by the Company during the twelve months immediately preceding the initial filing of the registration statement relating to the Company's initial public offering have been included in the calculation of weighted average shares, using the treasury stock method and the initial public offering price, as if these shares were outstanding for all periods prior to the initial public offering.